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                                                                 EXHIBIT 10.13.1



                                FIRST AMENDMENT

         This First Amendment (the "Amendment") is made and entered into as of the 8th day of April, 1994, by and between ZML-Sterling Plaza Limited Partnership ("Landlord") by its agent, Equity Office Properties, Inc., and Brigham Oil & Gas. L.P., a Delaware Limited Partnership ("Tenant").

                                  WITNESSETH

A. WHEREAS, Landlord (as successor in interest to Sterling Plaza, Ltd.) and Tenant are parties to that certain lease dated the 21st day of May, 1992 currently containing approximately 11.537 rentable square feet of space described as Suite No. 1616 on the 16th floor ("Original Premises") of the building commonly known as Sterling Plaza and the address of which is 5949 Sherry Lane, Dallas, Texas (the "Building"), which lease has been previously amended or assigned by instrument(s) dated April 1, 1993 and May 12, 1993 (collectively, the "Lease"); and


B. WHEREAS, Tenant has requested that additional space consisting of approximately 3,660 rentable square feet on the 16th floor of the Building shown on Exhibit A hereto (the "Expansion Space") be added to the Premises and that the Lease be appropriately amended (the Original Premises and Expansion Space are sometimes collectively referred to as the "Premises"), and Landlord is willing to do the same on the terms and conditions set forth below;


C. WHEREAS, the Lease, and this First Amendment by its terms shall expire on May 31, 1997 ("Termination Date");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

         I. Expansion. Effective as of the Expansion Effective Date (as hereinafter defined), the Premises is increased from 11,357 rentable square feet on the 16th floor to 15,017 rentable square feet described as Suite No(s). 1616 and 1625 on the 16th floor by the addition of the Expansion Space. The lease term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date (as hereinafter defined). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

         A.       The Expansion Effective Date shall be the later to occur of
         (i) April 15, 1994 ("Target Expansion Effective Date"), or (ii) the date upon which Landlord's improvement work in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord's work in the Expansion Space as a result of the occurrence of any of the following (a "Delay"):

                  1. Tenant's failure to furnish information or to respond to any request by Landlord for any approval or information within any time period prescribed or, if no time period is prescribed, then within two (2) Business Days of such request: or

                  2. Tenant's insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay provided, however. Landlord agrees that the materials. finishes and installations set forth in the plans shall not cause a Delay: or

                  3.       Changes in any plans and specifications; or



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                  4.       The performance or nonperformance by a person or
                           entity employed by Tenant in the completion of any work (all such work and such persons or entities being subject to the prior approval of Landlord); or

                  5. Any request by Tenant that Landlord delay the completion of any of the Landlord's work; or

                  6. Any breach or default by Tenant in the performance of Tenant's obligations under this Amendment or the Lease; or

                  7. Any delay resulting from Tenant's having taken possession of the Expansion Space for any reason prior to substantial completion of the Landlord's work; or, except as required during construction; or

                  8. Any other delay, except as approved by Landlord, chargeable to Tenant, its agents, employees or independent contractors; or

then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord's work would have been substantially completed absent any such Delay(s) and Force Majeure. The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord's work has been performed (or would have been performed absent any Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay Rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of ail claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date. Notwithstanding the foregoing, if Landlord has not substantially completed the improvement work by June 30, 1994, as such date shall be extended due to Delays or Force Majeure, this First Amendment shall be deemed null and void.

B. In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph I.A. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date (as hereinafter defined) under the Lease shall not be similarly extended.

II.      MONTHLY RENTAL INSTALLMENTS.

A. ORIGINAL PREMISES THROUGH TERMINATION DATE. The Monthly Rental Installments and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through the Termination Date. Ali such Basic Rental shall be payable by Tenant in accordance with the terms of
Article 3. of the Lease.

B. EXPANSION SPACE FROM EXPANSION EFFECTIVE DATE THROUGH TERMINATION DATE. As of the Expansion Effective Date, the schedule of Monthly Rental Installments of Basic Rental payable with respect to the Expansion Space for the balance of the Lease Term and through the Termination Date is the following:

Tenant shall pay Landlord the sum of one hundred seventy-one thousand nine hundred five and 63/100 Dollars ($171,905.63) as Basic Rental in thirty-eight
(38) monthly installments as follows:

A. One (1) installment of $2,292.08 payable on the execution of this First Amendment for the period beginning on April 15,1994 and ending on April 30, 1994.

B. Thirty-seven (37) equal installments of $4,584.15 each payable on or before the first day of each month during the period beginning May 1, 1994 and ending May 31, 1997.


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Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is postponed, the beginning date set forth above with respect to the payment of any installment(s) of Base Rental shall be appropriately adjusted on a per diem basis and set forth in a commencement agreement to be prepared by Landlord. All such Basic Rental shall be payable by Tenant in accordance with the terms of Article 3. of the Lease.

III. TENANT'S PRO RATA SHARE. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant's Pro Rata Share for the Premises is five and two hundredths percent (5.02%).

IV.      EXPENSE ESCALATION

A. EXPANSION SPACE FROM EXPANSION EFFECTIVE DATE THROUGH TERMINATION DATE. For the period commencing with the Expansion Effective Date and ending on the Termination Date, the Expansion Space Base Year herein defined for the computation of Tenant's Pro Rata Share of Operating Expenses applicable to the Expansion Space is 1994 (the "Expansion Space Base Year"). For the purposes of calculating the Expansion Space Base Year and Tenant's Pro Rata Share of Operating Expenses during the period commencing on the Expansion Effective Date and ending on the Termination Date, the Operating Expenses shall be calculated in accordance with Article 4 of the Lease.

V.       IMPROVEMENTS TO EXPANSION SPACE.

A. Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B. COST OF IMPROVEMENTS TO EXPANSION SPACE. Provided Tenant is not in default, any initial construction, alteration or improvement to the Expansion Space shall be done at Landlord's sole cost and expense.

C. RESPONSIBILITY FOR IMPROVEMENTS TO EXPANSION SPACE. Landlord shall enter into a direct contract with a general contractor selected by Landlord for the initial improvements to the Expansion Space which are to be performed in accordance with the plans dated the 3rd day of Feb., 1994 as revised the 15th day of February, 1994 prepared by Steve Waddill & Company (the "Plans").

VI.      RIGHT OF FIRST OFFER

A. Subject to the rights of Padgett Printing Corporation, Davrus of Texas, Co. and D. Evans, Inc. during the period commencing April 15, 1994 and ending May 31, 1997 (the "ROFO Period") Tenant shall have the right to first offer
(the "ROFO") with respect to approximately 4,773 rentable square feet located on the sixteenth (16th) floor of the Building shown cross-hatched on the demising plan attached hereto as Attachment #1 (the "Offering Space"). If at any time during the ROFO Period, Landlord has a prospective tenant (the "Prospect") interested in leasing the Offering Space (or applicable portion thereof) Landlord shall advise Tenant in substantially the same form set forth as Attachment #2 attached hereto (the "Landlord Notice") of the terms of which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Lease Term, which terms shall reflect the prevailing market rate for the Offering Space, as reasonably determined by Landlord, and a tenant finish allowance then being quoted by Landlord for comparable space and lease term in the Building. In the event that Tenant desires to lease the Offering Space upon the terms set forth in Landlord's Notice, Tenant shall notify Landlord (the "Tenant Notice") within five (5) days after the date of such Notice, except that Tenant shall have no such ROFO, and Landlord need not give the Landlord Notice, if:

         1. Tenant is in default under the Lease at the time Landlord would otherwise deliver the Landlord Notice; or



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         2. the Premises is sublet, unless to an affiliate company or if otherwise agreed in writing, at the time Landlord would otherwise deliver the Landlord Notice; or

         3. the Lease has been assigned, unless to an affiliate company of if otherwise agreed in writing, at the time Landlord would otherwise deliver the Landlord Notice; or

         4. Tenant is not an occupant of the Building under this Lease at the time landlord would otherwise deliver the Landlord Notice; or

         5. the Prospect is a tenant in the applicable Offering Space at the time Lessor would otherwise deliver the Lessor Notice.

B. The ROFO shall be deemed exercised upon Landlord's receipt of the Tenant Notice within the time period stated in subsection VI. A. hereof. If Tenant exercises the ROFO, Tenant shall execute and deliver the Offering Amendment (hereinafter defined) to Landlord within fifteen (15) days of the submission of such Offering Amendment by Landlord to Tenant.

C. The Offering Space (including improvements and personally, if any) shall be acceptable by Tenant in broom clean condition and its as-built configuration existing, subject to the tenant finish allowance pursuant to Landlord Notice. On the earlier of the date tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences.

D. 1. If Tenant is able to and properly exercises its ROFO, Landlord shall prepare an amendment (the "Offering Amendment") adding the Offering Space to the Premises on the terms set forth in the Landlord Notice and reflecting the changes in the Basic Rental, Installments of Basic Rental, Rental Area of the Premises, Tenant's proportionate share of the operating expenses and other appropriate terms.

         2. A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Tenant Notice, and (ii) executed by tenant and returned to Landlord in accordance with subsection VI B. hereof.

E. If Landlord is not required to give Tenant a Landlord Notice due to a violation by Tenant of one or more of the conditions set forth in subsection VI
A.1. through VI A.5. above, Landlord may lease the Offering Space for which Landlord has Prospect to the Prospect or any other prospective tenant on whatever terms Landlord elects.

VII.     PARKING

         Effective as of the Expansion Effective Date, Landlord shall make available eight (8) additional parking spaces. Of said eight (8) spaces, one (1 ) shall be reserved and seven (7) shall be on a first come first serve basis. During the period commencing on the Expansion Effective Date and ending on the Termination Date, said eight (8) additional spaces shall be at no charge during the balance of the Lease Term.

VIII.    ACCELERATION OPTION

         Landlord and Tenant agree that the cancellation option pursuant to
Section 41.5 of the Lease shall not apply to the Expansion Space. Landlord hereby grants Tenant the right to terminate the Lease with respect to the Expansion Space as follows:

A. Tenant shall have the right to accelerate the Termination Date (the "First Expansion Space Acceleration Option") of the Expansion Space from May 31, 1997 to May 31, 1995 (the "First Expansion Space Accelerated Termination Date"), if:

         1. Landlord receives written notice of acceleration (the "First Expansion Space Acceleration Notice") on or before January 31, 1995;

         2. Tenant is not in default under the Lease or if Tenant is in default, such default has been cured within the applicable cure periods in the Lease as of the date Tenant provides Landlord with the First Expansion Space Acceleration Notice;


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         3.       All subleases of the Premises terminate on or before the First
         Expansion Space Accelerated Termination Date;

         4. this Lease has not been assigned to a non-affiliated company as of the date Landlord receives the Acceleration Notice;

         5. Tenant surrenders possession of the Premises on or prior to the First Expansion Space Accelerated Termination Date; and

         6. Tenant, on or before the First Expansion Space Accelerated Termination Date, pays Landlord a termination fee equal to $28,589.39 (the "First Expansion Space Termination Fee"), provided that the Termination Fee shall be increased by an amount equal to the unamortized portion (based on an interest rate of thirteen percent (13%) per annum) of any concessions, commissions, allowances or other expenses incurred by Landlord for any Offering Space leased by Tenant that is subject to the Acceleration Option hereunder.

B. Tenant shall have the right to accelerate the Termination Date (the "Second Expansion Space Acceleration Option") of the Expansion Space from May 31, 1997 to May 31, 1996 (the "Second Expansion Space Accelerated Termination Date"), if:

         1. Landlord receives written notice of acceleration (the "Second Expansion Space Acceleration Notice") on or before January 31,1996;

         2. Tenant is not in default under the Lease or if Tenant is in default such default has been cured within the applicable cure periods as of the date Tenant provides Landlord with the Second Expansion Space Acceleration Notice;

         3. All subleases of the Premises terminate on or before the Second Expansion Space Accelerated Termination Date;

         4. this Lease has not been assigned to a non-affiliated company or unless otherwise approved in writing as of the date Landlord receives the Acceleration Notice;

         5. Tenant surrenders possession of the Premises on or prior to the Second Expansion Space Accelerated Termination Date; and

         6. Tenant, on or before the Second Expansion Space Accelerated Termination Date, pays Landlord a termination fee equal to $15,526.43 (the "Second Expansion Space Termination Fee"), provided that the Second Expansion Space Termination Fee shall be increased by an amount equal to the unamortized portion (based on an interest rate of thirteen percent (13%) per annum) of any concessions, commissions, allowances or other expenses incurred by Landlord for any Offering Space leased by Tenant that is subject to the Second Expansion Space Acceleration Option hereunder.

C. If Tenant exercises its First or Second Expansion Space Acceleration Option, subject to satisfaction of the conditions set forth in subsection A and B above, the Term, Termination Date, total Base Rental and other appropriate terms of this Amendment shall be deemed amended to the extent necessary to account for such exercise by Tenant.

D. If Tenant exercises its First or Second Expansion Space Acceleration Option, Tenant shall remain liable for all Base Rental and other sums due under the Lease up to and including the First or Second Expansion Space Accelerated Termination Date even though billings for such may occur subsequent to the First or Second Expansion Space Accelerated Termination Date.

E. If Tenant, subsequent to providing Landlord with the First or Second Expansion Space Acceleration Notice, defaults in any of the provisions of this Lease, and fails to cure within the applicable cure periods, Landlord at its option, may declare Tenant's exercise of the Acceleration Option to be null and void.



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IX.      MISCELLANEOUS.

         A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, on improvement allowance, leasehold improvements, or other work to the Expansion Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

         B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

         C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. Under no circumstances shall this Amendment be deemed to grant Tenant any further right to expand the Premises or extend the Lease, provided, however, any such additional rights specifically provided Tenant in the Lease are not hereby relinquished or waived.

         D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

         E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

         F.       Deleted.

         G. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Bell & Hocker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

X.       LIMITATION OF LIABILITY.

         Notwithstanding anything to the contrary contained in this lease, the Liability of Landlord (and of any successor Landlord hereunder) to Tenant shall be limited to the interest of Landlord in the building, and Tenant agrees to look solely to Landlord's interest in the building for the recovery of any judgement or award against the Landlord, it being intended that Landlord shall not be personally liable for any judgement or deficiency. Tenant hereby covenants that, prior to the filing of any suit for an alleged default by Landlord hereunder, it shall give Landlord and all mortgagees whom Tenant has been notified hold mortgages or deed of trust liens on the property, building or premises notice and the same amount of time as Landlord has under the Lease to cure such alleged default by Landlord. In addition, Tenant acknowledges that Equity Office Properties, Inc. is acting solely in its capacity as agent for Landlord and shall not be liable for any obligations, liabilities, losses or damages arising out of or in connection with this lease, all of which are expressly waived by Tenant.


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         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this
Amendment as of the day and year first above written.

ATTEST:                          LANDLORD:  ZML-Sterling Plaza Limited
                                            Partnership

                                 BY: EQUITY OFFICE PROPERTIES, INC.,
                                     as Agent

   /s/ J. Hay                    By:     /s/
------------------                  --------------------------------------------
     J. Hay                      Name:
------------------                    ------------------------------------------
                                 Title:  Vice Chairman
                                       -----------------------------------------


                                 TENANT:    Brigham Oil & Gas. L.P.,
                                            a Delaware Limited Partnership

                                 By:   Brigham Exploration Company
------------------                  --------------------------------------------
                                 Its:   Managing General Partner
------------------                   -------------------------------------------
                                 By:     /s/ Anne L. Brigham
                                    --------------------------------------------
                                         Anne L. Brigham, Vice President


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